                                                                    EXHIBIT 4(y)

UNSECURED CREDIT AGREEMENT NUMBER 05CS24, EXECUTED: (I) ON ONE PART, BY IXE BANCO, S.A., INSTITUCION DE BANCA MULTIPLE, IXE GRUPO FINANCIERO (IXE BANCO CORPORATION, FULL-SERVICE BANK, IXE FINANCIAL GROUP), IN ITS CAPACITY AS LENDER (HEREINAFTER "IXE BANCO"), AND (II) ON THE OTHER PART, BY THE PERSON INDICATED IN EXHIBIT "1" TO THIS AGREEMENT UNDER THE CAPTION "BORROWER" (HEREINAFTER, "BORROWER"), PURSUANT TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

                                 REPRESENTATIONS

1. In order to obtain a credit from Ixe Banco, taken out by means of this Agreement, Borrower, under oath, and being informed of the terms set forth in subsections I and IV of Article 112 of the Credit Institutions Law (Ley de Instituciones de Credito), represents that:

(a) It is a legal entity duly incorporated and validly existing pursuant to the laws of the jurisdiction where it was incorporated, with full capacity to comply with the obligations assumed under the terms of the Agreement, and which Federal Taxpayers' Registry is the registry indicated in Exhibit "1" under the caption Federal Taxpayers' Registry.

(b) No legal action or proceeding exists against Borrower or against its assets (or which may encumber them) with judicial or administrative authorities.

(c) That it has enough capacity to execute this Agreement, as inferred from Exhibit "1" to this Agreement under the caption Capacity.

II. Ixe Banco represents to be a corporation duly incorporated and authorized to operate as Full-Service Bank.

Once the foregoing is expressed, the parties hereto grant the following:

                                     CLAUSES

FIRST.- DEFINITION OF TERMS.- The terms used in this Agreement and described hereinbelow shall have the following meanings, and shall apply equally to the singular or plural forms of such terms:

"Drawdown Period" means the term of time comprised between the date of this Agreement and the date indicated in Exhibit "1" under the caption "Drawdown Deadline".

"Drawdown Deadline" means the date indicated in Exhibit "1" under the caption "Drawdown Deadline", or the date when Borrower is given notice of the restriction or termination hereunder in its Fifth Clause, whichever comes first.

"Checking Account" means the checking account that Ixe Banco carries for Borrower.

"Checking Account Number" means the number of the checking account that Ixe Banco shall carry for Borrower, as indicated in Exhibit "1" under the caption Checking Account Number.

"Base Rate", the Equilibrium Interbank Interest Rate (E.I.I.R.) to receive 28 days term deposits, as informed by the Bank of Mexico (Banco de Mexico) through the Official Gazette of the Federation (Diario Oficial de la Federacion) taking as reference the rate in force on the date when each Interest Period begins, on the understanding that, in case such EIIR rate disappears, Borrower and Ixe Banco agree that the rate that substitutes such rate shall be applied, and if no such rate exists, the return rate paid by the Federal Treasury Certificates (Certificados de la Tesoreria de la Federacion or "CETES") for a 28 day term in its primary placement shall be applied, taking as reference the rate in force at the beginning of each Interest Period. The annual rate shall correspond to the interest or gross return offered hereunder.

"Surcharge" is the differential of points that will be added to the Base Rate.

"Ordinary Rate" is the sum of the Base Rate plus the Surcharge.

"Interest Payment Date" means the date when the interest accrued during the calendar months throughout the course of the Interest Period shall be paid, which shall be made precisely on the last day of each month, starting as of the credit Drawdown.

"Interest Period" means the period of one calendar month to estimate the interest on the unpaid balance of the capital of each credit Drawdown, on the understanding that the first period begins on the date of the Initial Drawdown, and ends and includes the nearest Interest Payment Date and, in the case of subsequent periods, it starts on the 1 (one) calendar day immediately preceding the Interest Payment Date, and ends and includes the next Interest Payment Date.

"Drawdowns" means the credit drawdowns carried out pursuant to this Agreement, according to the Fourth Clause hereto.

"Business Day" means all the days of the year on which the credit institutions are not required to close their doors to the public and to suspend their operations according to the provisions set forth by the National Banking Commission (Comision Nacional Bancaria) for this purpose, as well as by other competent authorities.

SECOND.- OPENING OF AN UNSECURED CREDIT.- Pursuant to the provisions of Article 291 of the Negotiable Instruments and Credit Operations General Law (Ley General de Titulos y Operaciones de Credito), and subject to the terms and conditions hereunder, Ixe Banco opens an unsecured credit to Borrower up to the amount indicated in Exhibit "1" under the caption "Amount of Credit" (hereinafter the "Amount of Credit"); this amount does not include interest, fees and expenses; and Borrower binds to pay to Ixe Banco the amounts of the credit it may withdraw (hereinafter the "Drawdowns"), and the interest, fees and expenses according to the provisions hereunder.

THIRD.- SUBJECT MATTER OF THE OPENING OF CREDIT.- The parties agree that the opening of the unsecured credit that Ixe Banco extends hereunder in favor of Borrower may only be allocated to the subject matter described in Exhibit "1", under the caption "Subject Matter of the Credit".

FOURTH.- CREDIT DRAWDOWN. Borrower shall withdraw the credit in one or more Drawdowns, either totally or partially, by giving written notice to Ixe Banco pursuant to the form "Drawdown Notice" attached hereto as Exhibit "2", and through the subscription of the promissory notes that shall comply with the characteristics set forth by Article 170 of the Negotiable Instruments and Credit Operations General Law, provided however the Drawdowns take place within the Drawdown Period.

FIFTH.- LIMITATION REGARDING THE CREDIT AND THE DRAWDOWN PERIOD; TERMINATION BY IXE BANCO. Ixe Banco may, at any time and without the need to comply with any other prerequisite other than giving written notice to Borrower, limit the Amount of the Credit or the Drawdown Period, or both at the same time, as well as to terminate this Agreement. Once the Amount of Credit or the Drawdown Period is limited, or both at the same time, or once the Agreement is terminated, the portion of the credit not withdrawn by Borrower up to that moment shall terminate.

Ixe Banco is authorized not to extend financing in case its treasury is hindered to grant credits due to the provisions set forth by the Bank of Mexico or by any other authority.

SIXTH.- PAYMENT OF CREDIT. Except for the events set forth in this Agreement, Borrower binds to pay the Drawdowns pursuant to the terms of payment indicated in Exhibit "1" to this Agreement, under the caption "Terms of Payment", as well as the promissory note or notes derived thereof.

SEVENTH.- INTEREST.- Borrower binds to pay to Ixe Banco:

(a) Ordinary Interest. Regarding the Drawdowns made under the Credit, the interest on daily unpaid balances accrued throughout each Interest Period payable on the Interest Payment Dates, to the rate that results by adding to the Base Rate the points in percentage terms indicated in Exhibit "1" under the caption Surcharge.

(b) Default Interest. In case of default to pay any amount owed hereunder, the default interest shall accrue on said unpaid amount at the rate of the Ordinary Rate in force throughout the course of the default, multiplied by the factor of 2 (two) pursuant to the terms hereunder.

The estimate of the interest accrued hereunder shall be estimated on the basis of 1 (one) year of 360 (three hundred and sixty) calendar days effectively elapsed.

EIGHTH.- FEES AND EXPENSES.- Hereby Borrower binds to pay Ixe Banco a fee to open the credit equal to the amount that results of applying the percentage indicated in Exhibit "1" under the caption "Fee to Open the Credit" to the Amount of the Credit, payable once the first Drawdown of the credit is made. Likewise, Borrower binds to pay, on its account, each and every one of the expenses derived or related to the execution, performance and enforcement of the Agreement.

NINTH.- TERM. This Agreement shall remain in force up to the date that has been indicated in Exhibit "1" under the caption "Date of Termination of the Agreement" (hereinafter the "Date of Termination of the Agreement"), and Borrower is bound to pay any unpaid or owed amount hereunder precisely on the Date of Termination of the Agreement", notwithstanding the term for such payment is not yet due; on the understanding, however, that the rules pertinent to the payment set forth in the Tenth Clause hereinbelow and the rules pertinent to the default interest set forth in the Seventh Clause, Subparagraph (b) above, shall remain in force until all the amounts owed pursuant to this Agreement are paid in full.

TENTH.- PAYMENTS. All payments that Borrower must make hereunder (upon their due date or before, pursuant to this Agreement), including but not limited to the payments of the Drawdowns, interest, fees and expenses, shall be made as follows:

(a) Borrower shall make all payments to Ixe Banco at the domicile of Ixe Banco, with immediately available funds by means of a deposit in the Checking Account of Borrower, and for such reason, Borrower binds to maintain the funds required to pay such amounts and, if applicable, to deposit (or to credit in any other manner, except with additional credit Drawdowns) the additional funds required to pay the amounts owed. In order to comply with the provisions of this Subparagraph (a), Borrower hereby expresses, and irrevocably instructs and authorizes Ixe Banco, to charge in its Checking Account the amounts it may owe to Ixe Banco from time to time. Notwithstanding the above, Ixe Banco may give notice to Borrower of a different place of payment, in which case Borrower shall make all the payments due after the date of the notice at the place of payment indicated by Ixe Banco.

(b) It is expressly understood that Borrower shall promptly make the payments agreed hereunder, without the need for Ixe Banco to request their payment thereof.

(c) At its entire discretion, Ixe Banco shall determine the manner to allocate the amounts it receives from Borrower as payment of its obligations derived hereunder.

(d) The parties agree that, if applicable, in the statement of account prepared and certified by the accountant of Ixe Banco authorized therefor pursuant to the Credit Institutions Law, shall be enough to evidence: (i) the amount of the Amount of the Credit that Borrower may withdraw, and
      (ii) the balance of the Amount of the Credit withdrawn on account of Borrower, as well as the interest, fees and expenses that borrower shall pay to Ixe Banco hereunder.

(e) Except for the taxes that, if applicable, Ixe Banco shall pay pursuant to the applicable legislation, Borrower shall make all the payments under this Agreement, free of any tax, retention, assessment or fee (hereinafter the "Taxes") established in any jurisdiction, be it federal, state or municipal. In the case of such Taxes, the amount of the payments that Borrower shall make hereunder shall increase to the amount required to insure that, once such Taxes are paid, Ixe Banco receives the amount it would receive hereunder if such Taxes would not exist. If, for any reason, Ixe Banco pays the amount of such Taxes, Borrower shall reimburse to Ixe Banco the amount of the Taxes under the terms indicated or demand the payment in any other manner, as required by Ixe Banco. The obligations set forth in this Subparagraph (c) shall remain in force as long as the payment of such Taxes is enforceable pursuant to the applicable legislation, notwithstanding this Agreement has been terminated.

(f) Any payment that, according to this Agreement, must be made on a non-business day shall be made on the immediate following Business Day.

(g) The receipt by Ixe Banco of any amount of the Amount of the Credit shall not limit nor terminate in any manner the right of Ixe Banco to receive interest or any other amount payable hereunder.

ELEVENTH.- A TRUST AS AN ALTERNATE SOURCE OF PAYMENT. Concurrently to the execution of this Agreement, an Irrevocable Trust as Alternate Source of Payment is executed with BBVA Bancomer Servicios, S.A., Institucion de Banca Multiple, Grupo Financiero BBVA Bancomer, Direccion Fiduciaria (BBVA Bancomer Servicios Corporation, Full-service Bank, BBVA Bancomer Financial Group, Fiduciary Division), in its capacity as Trustee (the Trust), as an alternate source to pay this credit, where Ixe Banco becomes the Primary Beneficiary regarding the entire property held in the Trust.

The flows of cash that make up the property held in the Trust shall be applied as an alternate source to pay this credit, and thus as soon as the Trust makes a payment to Ixe Banco in its capacity as Primary Beneficiary, it shall apply said payment to pay the credit up to the amount that corresponds to the interest and to the capital of the credit.

In case Trustee does not make any payment to Ixe Banco in its capacity as Primary Beneficiary, or either these payments are not enough to pay the unpaid balance of the credit, Borrower shall continue to be bound to pay the unpaid balance of the credit plus the interest accrued, and the expenses and court costs, if applicable.

In case the payments made by the Trustee to Ixe Banco in its capacity as Primary Beneficiary are not enough to cover the payment in question, said amount shall be applied, in first place, to pay default interest, if applicable; subsequently, it shall be applied to pay ordinary interest and, in last place, it shall be applied to pay the principal sum.

Due to the above, Borrower may not transfer, alienate or assign in any manner the assets or rights that make up the property held in the Trust without the prior written consent from Ixe Banco.

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                                      - 5 -

TWELFTH.- EVENTS OF ACCELERATION. If any of the cases indicated hereinbelow takes place, Ixe Banco may (but shall not be bound to) accelerate the unpaid amount of the principal sum owed hereunder and the interest accrued up to that date, as well as all the other amounts owed hereunder, in which case the principal amount, the interest accrued up to that date, and any other amount owed hereunder shall be enforceable and payable by Borrower immediately, without the need of an additional request, notification or notice.

(a) the default by Borrower to pay the Drawdowns, interest, fees, expenses or amounts of any other kind owed hereunder; or

(b) the determination that any statement made by Borrower is false or incorrect, or that any certificate or document delivered by Borrower to Ixe Banco is false; or

(c) the default by Borrower of any obligation, covenant or agreement that must be performed pursuant to this Agreement, including but not limited to the affirmative covenants and the negative covenants set forth in Exhibit "3" to this Agreement; or

(d) the status of bankruptcy, or the declaration of personal bankruptcy by Borrower, or the assignment by Borrower of a significant part of its assets in favor of its creditors, or the deprivation of the ownership, custody or control of a significant part of the assets or businesses of Borrower due to an expropriation, seizure or taking over by any governmental authority; or

(e) the default or imminent default by Borrower of any other covenant or agreement by reason of which it receives loans or credits from Ixe Banco or from other financial entities.

(f) if Borrower makes a change in the control of the shares during the life of this Agreement without the prior authorization from Ixe Banco; or

(g) if Borrower carries out acts tending to alienate or encumber its assets outside the ordinary course of its operations during the life of this Agreement; or

(h) if it makes the payment of dividends during the life of this Agreement without the prior consent in written from Ixe Banco; or

(i) if the amount of the credit is not used for the purposes indicated in Exhibit "1", under the caption Purpose of the Credit; or

(j) if Borrower ceases to pay its labor or fiscal assessments, and does not cure such situation within a term of 15 calendar days, or either if it faces labor or tax problems that may endanger the continuity of the ordinary operations of Borrower; or

(k) if Borrower grants guarantees by endorsement, bonds or collaterals outside the ordinary course of its operations during the life of this Agreement, except with the prior written consent from Ixe Banco; or

(l) if Borrower takes out financial liabilities without the prior written consent from Ixe Banco.

The above notwithstanding, whenever Borrower incurs in any of the aforementioned events, it shall pay to Ixe Banco an interest at the rate indicated in subparagraph (b) of the Seventh Clause on the Amount of the Credit as of the date when it incurred in any of such cases, and up to the date on which Borrower itself pays it in full to Ixe Banco, notwithstanding the authority of Ixe Banco to demand the full payment of the credit.

In case Ixe Banco may request in a judicial manner, at any moment, the performance of any of the obligations on account of Borrower pursuant to this Agreement, the parties expressly agree that Ixe Banco shall indicate, at its own discretion, the assets that shall be subject to seizure, without being subject to the provisions of Articles 536 and 537, subsection I, of the Code of Civil Procedure for the Federal District (Codigo de Procedimientos Civiles para el Distrito Federal), and Article 1395 of the Commerce Code (Codigo de Comercio).

THIRTEENTH. OTHER OBLIGATIONS OF BORROWER; OTHER RIGHTS OF IXE BANCO. Apart from the obligations on account of Borrower derived hereunder, during the life of this Agreement, Borrower shall assume the obligations set forth in Exhibit "3" to this Agreement.

Likewise, the parties agree that Ixe Banco may terminate this Agreement or either take action pursuant to the terms of the Fifth Clause, without any liability for Ixe Banco, in the event of problems of liquidity in the financial system that may hinder it to obtain the financing required to carry out the opening of the credit foreseen in this Agreement, due to: (i) actions or measures taken by the competent governmental authorities, or (ii) circumstances beyond its control which are of public knowledge.

FOURTEENTH.- ASSIGNMENT; DISCOUNT. Ixe Banco shall have at all times the right to assign or discount its rights and obligations derived hereunder, either totally or partially. In order to make easier the negotiation of the assignment or discount of the credit subject matter of this Agreement, prior request from Ixe Banco, Borrower binds to subscribe one or several promissory notes in favor of Ixe Banco in the Amount of the Credit, including, if applicable, the ordinary and default interest accrued pursuant to this Agreement up to the moment of the assignment or discount in question, as well as the documents required to carry out such assignment or discount.

Borrower may not alienate, assign, encumber, transfer or dispose of its rights and obligations hereunder in any other manner without the prior written consent from Ixe Banco.

Borrower expressly authorizes Ixe Banco to assign, negotiate and discount the promissory notes subscribed, even before its due date, in which case the guarantees granted shall survive.

FIFTEENTH.- INCREASE OF COSTS. If, subsequently to the execution of this Agreement, any law, regulation, circular letter or other provision is amended (including but not limited to the prerequisites regarding reserves, deposits, taxes and other conditions) that apply to "Ixe Banco" or to any of its offices entrusted to manage and to finance the Drawdowns, or if any court with competent jurisdiction changes the interpretation of any of the above, or if an event takes place (subject or not to the control of Borrower) and, as consequence thereof the cost for "Ixe Banco" to make or keep current the Drawdowns increases, or if the amounts received or to be received by "Ixe Banco" decrease, Borrower shall pay to "Ixe Banco", at its request and on the last day of the Interest Period in force at the time, the additional, reasonable and verifiable additional amounts required to offset to "Ixe Banco" said increase in the cost or decrease of income pursuant to the request made by "Ixe Banco" mentioned above; "Ixe Banco" shall indicate the reasons that increased the cost or decreased the income, as well as its pertinent estimates and, except for a mistake in such estimates, the determination of "Ixe Banco" shall be conclusive and mandatory for Borrower. In event that Ixe Banco would require the payment of additional amounts pursuant to the above, Borrower may, at its choice, pay in advance the credit Drawdowns within a term of 30 (thirty) days as of the date of the pertinent request without any penalty, jointly with the interest accrued since the last Interest Payment Date, and up to the date of the pertinent advance payment.

SIXTEENTH.- DOMICILES; NOTICES AND NOTIFICATIONS. The notices and notifications that the parties shall give pursuant to this Agreement shall be delivered at the domiciles indicated at the bottom of this Agreement; understanding as such the last domicile notified to each party hereunder. Ixe Banco may deliver the notices and notifications it must or desires to send to Borrower in relation to this Agreement through telefax, at the phone number of Borrower that appears at the bottom of this Agreement.

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                                      - 7 -

SEVENTEENTH.- ENTIRE AGREEMENT AND AMENDMENTS. This Agreement, and the Exhibits "1", "2" and "3" hereto, constitute the entire agreement, which can only be amended by means of a written agreement executed by and between Ixe Banco and Borrower.

EIGHTEENTH.- EXECUTION RIGHTS. This Agreement and the statement of account certified by the accountant of Ixe Banco authorized therefor shall represent the document proving the plaintiff's right of execution, without the need of any acknowledgment of signatures, nor any other requirement.

NINETEENTH.- ACT OF GOD. Under the terms of Article 2111 of the Civil Code of the Federal District (Codigo Civil para el Distrito Federal), Borrower shall be bound to perform each and every one of its obligations as derived hereunder, even in the case of an act of God.

TWENTIETH.- GOVERNING LAW AND JURISDICTION. This Agreement shall be governed and construed according to the laws in force for the Federal District, United Mexican States. The parties expressly submit themselves to the jurisdiction of the courts with competent jurisdiction of the Federal District, United Mexican States, and waive any other venue that may correspond to them by reason of their domicile, or the location of their assets.

TWENTY-FIRST.- TITLES OF CLAUSES. The titles that appear in the clauses of this instrument are intended solely to facilitate its reading and handling, and thus are not considered to necessarily define, limit or describe their contents.

This Agreement, and each one of the exhibits hereto, have been signed in four counterparts on April the 13th of 2005 in Mexico City, Federal District; one copy of this instrument and the exhibits thereto shall remain in possession of Borrower, other two counterparts shall remain in possession of Ixe Banco, and the last counterpart shall remain in possession of the pertinent Notary Public.

BORROWER:                                 IXE BANCO:
Maxcom Telecomunicaciones, S.A. de C.V.   Ixe Banco, S.A., Institucion de Banca
                                          Multiple,
                                          Ixe Grupo Financiero.

          (Two illegible signatures)                               (Blank)
-----------------------------------------------   -----------------------------------------
Represented by Gonzalo Alarcon Iturbide and       Represented by Patricia Ferro Bertolo and
Jorge Lopez Aguado Jimeno.                        Armando Jorge Rivero Laing.
Domicile: Guillermo Gonzalez Camarena No. 2000,   Domicile: Av. Periferico Sur No. 314
Col. Centro Ciudad Santa Fe, C.P. 01210,          Col. San Angel Tlacopac.
Mexico, Federal District                          C.P. 01049, Mexico, Federal District.
Phone number: 5147-1111.                          Phone number: 5174-2222.

                                    EXHIBIT 1

UNSECURED CREDIT AGREEMENT WHICH NUMBER, DATE OF EXECUTION AND PARTIES ARE INDICATED HEREINBELOW (HEREINAFTER, THE "AGREEMENT").

AGREEMENT NUMBER:              05cs24

CHECKING ACCOUNT NUMBER:       1154961-0

PARTIES: (1) Borrower: Maxcom Telecomunicaciones, S.A. de C.V., represented by Messrs. Gonzalo Alarcon Iturbide and Jorge Lopez Aguado Jimeno, as borrower. It appears in the Agreement as "Borrower".

                               (2) Ixe Banco: Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero, represented by Patricia Ferro Bertolo and Armando Jorge Rivero Laing, as Lender. It appears in the Agreement as "Ixe Banco".

DATE:                          April the 13th of 2005.

FEDERAL TAXPAYERS' REGISTRY:   MTE-960228-KL0

AMOUNT OF CREDIT:              $100,000,000.00 (One Hundred Million Pesos 00/100
                               Mexican Currency).

SUBJECT MATTER OF THE CREDIT:  Extension of coverage.

DRAWDOWN DEADLINE:             October the 13th of 2005.

TERMS OF PAYMENT:              Through 24 monthly and successive installments
                               of the capital; the payments shall be made on the dates and in the amounts indicated in the Drawdown Notices and in the Promissory Notes derived hereunder.

SURCHARGE:                     3 (three) points in percentage terms.

FEE TO OPEN THE CREDIT:        1% (One Percent) on the Amount of Credit, payable
                               upon the first credit Drawdown.

DATE OF TERMINATION OF
THE AGREEMENT:                 April the 30th of 2007.

CAPACITY:

PATRICIA FERRO BERTOLO AND ARMANDO JORGE RIVERO LAING evidence their capacity as representatives of Ixe Banco pursuant to the following instruments:

1. Public Instrument number 32,541, dated August the 1st of 1994, executed before Roberto Courtade Bevilacqua, Notary Public Number 132 for the Federal District, duly registered in the Public Registry of Commerce for the Federal District under Commerce Folio number 193,508, dated November the 22nd of 1994, which evidences the incorporation of Banco Fimsa, S.A.

2. Public Instrument number 33,450, dated May the 3rd of 1995, executed before Roberto Courtade Bevilacqua, Notary Public Number 132 for the Federal District, duly registered in the Public Registry of Commerce for the Federal District under Commerce Folio number 193,508, dated January the 4th of 1996, which evidences the change of firm name of Banco Fimsa, S.A., Institucion de Banca Multiple, Fimsa Grupo Financiero, to the firm name of Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero.

3. Public Instrument number 7,320, dated October the 31st of the year 2000, executed before Mario Evaristo Vivanco Paredes, Notary Public Number 67 for the Federal District, duly registered in the Public Registry of Commerce for the Federal District under Commerce Folio number 193508, dated March the 16th of 2001, which evidences, amongst other things, the granting of the power of attorney for acts of administration in favor of Mr. Armando Jorge Rivero Laing, to be exercised jointly with any other legal representative authorized for such purposes.

4. Public Instrument number 107,346, dated March the 4th of the year 2005, executed before Cecilio Gonzalez Marquez, Notary Public Number 151 for the Federal District, pending to be registered in the Public Registry of Commerce for the Federal District since it was recently granted, which evidence, amongst other things, the granting of the power of attorney for acts of administration in favor of Patricia Ferro Bertolo, to be exercised jointly with any other legal representative authorized for such purposes.

GONZALO ALARCON ITURBIDE AND JORGE LOPEZ AGUADO JIMENO evidence their capacity as representatives of MAXCOM TELECOMUNICACIONES, S.A. DE C.V. pursuant to the following instruments:

1. Public Instrument number 86,115, dated February the 28th of 1996, executed before Ignacio Soto Borja, Notary Public Number 129 for the Federal District, duly registered in the Public Registry of Commerce for the Federal District under Commerce Folio number 210585, dated June the 11th of 1996, which evidence the incorporation of the Corporation under the firm name of Amaritel, S.A. de C.V.

2. Public Instrument number 2,967, dated May the 21st of 1998, executed before Alberto T. Sanchez, Notary Public Number 83 for the Federal District, duly registered in the Public Registry of Commerce for the Federal District under Commerce Folio number 210585, which evidences the full amendment to the Corporate Bylaws of the Corporation.

3. Public Instrument number 55,145, dated February the 9th of 1999, executed before Miguel Alessio Robles, Notary Public Number 19 for the Federal District, duly registered in the Public Registry of Commerce for the Federal District under Commerce Folio number 210585, dated March the 16th of 1999, which evidences the change of firm name of the Corporation to that of Maxcom Telecomunicaciones, S.A. de C.V.

4. Public Instrument number 56,631, dated October the 11th of 2002, executed before Carlos Catano Muro Sandoval, Notary Public Number 51 for the Federal District, pending to be registered in the Public Registry of Commerce for the Federal District under Commerce Folio number 210585, dated December the 2nd of 2002, which evidences the granting of the power of attorney in favor of Messrs. Gonzalo Alarcon Iturbide and Jorge Lopez Aguado Jimeno, granted with individual authorities for acts of administration, and for lawsuits and collections.

GENERAL INFORMATION:

PATRICIA FERRO BERTOLO, Mexican by birth, born in Mexico City, Federal District, on February the 11th of 1967, working as a Bank Officer, domiciled in Periferico Sur number 314, Colonia San Angel Tlacopac, C.P. 01049, in Mexico City, Federal District.

ARMANDO JORGE RIVERO LAING, Mexican by birth, born in Mexico City, Federal District, on September the 3rd of 1963, married, an Attorney at Law, domiciled in Periferico Sur number 314, Colonia San Angel Tlacopac, C.P. 01049, in Mexico City, Federal District.

GONZALO ALARCON ITURBIDE, Mexican by birth, born in Mexico City, Federal District, on June the 20th of 1969, married, an Attorney at Law, domiciled in Guillermo Gonzalez Camarena number 2000, Col. Centro Ciudad Santa Fe, C.P. 01210, in Mexico City, Federal District, with Federal Taxpayers' Registry AAIG-690620-AK8.

JORGE LOPEZ AGUADO JIMENO, Mexican by birth, born in Mexico City, Federal District, on March the 21st of 1959, married, a Public Accountant, domiciled in Guillermo Gonzalez Camarena number 2000, Col. Centro Ciudad Santa Fe, C.P. 01210, in Mexico City, Federal District, with Federal Taxpayers' Registry LOJJ-590321-IU6.

The parties hereto sign this EXHIBIT "1" to the Agreement to acknowledge their acceptance, and agreed to the terms and conditions contained herein on April the 13th of 2005.

BORROWER:                                 IXE BANCO:
Maxcom Telecomunicaciones, S.A. de C.V.   Ixe Banco, S.A., Institucion de Banca
                                          Multiple,
                                          Ixe Grupo Financiero.

  (Two illegible signatures)                         (Blank)
----------------------------------        ------------------------
Represented by Messrs.                    Represented by:
Gonzalo Alarcon Iturbide and              Patricia Ferro Bertolo and
Jorge Lopez Aguado Jimeno.                Armando Jorge Rivero Laing.

                                   EXHIBIT "2"

DRAWDOWN NOTICE REGARDING UNSECURED CREDIT AGREEMENT NUMBER O5CS24, WHICH EXECUTION DATE AND PARTIES ARE INDICATED HEREINBELOW:

                                 DRAWDOWN NOTICE

                                             ______ to _____ of ____  of 20_____
IXE BANCO, S.A., INSTITUCION DE BANCA MULTIPLE
IXE GRUPO FINANCIERO

Dear Sirs:

Pursuant to the Fourth Clause of the Unsecured Credit Agreement Number 05cs24, executed on April the 13th of 2005, by and between Maxcom Telecomunicaciones, S.A. de C.V. and Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero (hereinafter the "Credit Agreement"), through this document I inform you of my desire to withdraw the amount of $__________ M.C. __________ (Mexican Currency), charged to the Amount of Credit. Therefore, I hereby instruct Ixe Banco to deposit such amount in checking account number [1154961-D], carried in such Institution, pursuant to the Credit Agreement.

The amount of the Credit Amount I hereby instruct to be deposited in the aforesaid checking account shall be destined to _______________.

The Surcharge and the Terms of Payment of this Drawdown shall be as follows:

SURCHARGE: ________________________ TERMS OF PAYMENT: ____________________

The reception of this notice, jointly with the deposit made by Ixe Banco of the amount to be withdrawn in the checking account cited herein, shall represent conclusive evidence of the drawdown of the funds under the Credit Agreement, and thus the terms and conditions set forth in the Credit Agreement regarding the credit drawdown requested herein shall apply.

                                  Respectfully,
                                    BORROWER:
                     Maxcom Telecomunicaciones, S.A. de C.V.

             ------------------------------------------------------
           By: Gonzalo Alarcon Iturbide and Jorge Lopez Aguado Jimeno.

The parties hereto sign Exhibit "2" to the Agreement to acknowledge their acceptance, and agreed to the terms and conditions contained herein on April the 13th of 2005.

BORROWER:                                 IXE BANCO:

Maxcom Telecomunicaciones, S.A. de C.V.   Ixe Banco, S.A., Institucion de Banca
                                          Multiple,
                                          Ixe Grupo Financiero.

   (Two illegible signatures)                      (Blank)
---------------------------------         ---------------------------
Represented by Messrs.                    Represented by:
Gonzalo Alarcon Iturbide and              Patricia Ferro Bertolo and
Jorge Lopez Aguado Jimeno.                Armando Jorge Rivero Laing.

                                    EXHIBIT 3

EXHIBIT "3" THAT SETS FORTH THE AFFIRMATIVE AND NEGATIVE COVENANTS OF BORROWER UNDER THE UNSECURED CREDIT AGREEMENT WHICH NUMBER, DATE OF EXECUTION AND PARTIES THERETO ARE INDICATED HEREINBELOW (HEREINAFTER "THE AGREEMENT").

AGREEMENT NUMBER:              05cs24

CHECKING ACCOUNT NUMBER:       1154961-D

PARTIES: (1) Borrower: Maxcom Telecomunicaciones, S.A. de C.V., represented by Messrs. Gonzalo Alarcon Iturbide and Jorge Lopez Aguado Jimeno, as borrower. In appears in the Agreement as "Borrower".

                               (2) Ixe Banco: Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero, represented by Patricia Ferro Bertolo and Armando Jorge Rivero Laing, as Lender. In appears in the Agreement as "Ixe Banco".

DATE:                          April the 13th of 2005.

I.- BORROWER'S AFFIRMATIVE COVENANTS. During the life of the Agreement, and until the Drawdowns, interest, fees, expenses and any other amount owed by Borrower pursuant to the Agreement are paid in full, Borrower agrees to comply with the following affirmative covenants:

a) To deliver to Ixe Banco within 30 (thirty) calendar days following the close of each quarter, the internal financial statements of the immediately preceding quarter duly signed by the General Manager or the person responsible for the financial division or the person who holds a similar position, jointly with a report stating if whether on the date of such financial statements any of the events of default under the Agreement has taken place, and in the event of a default, to specify its nature and, if applicable, the measures taken and that will be taken to cure such event.

b) To deliver to Ixe Banco within 120 (one hundred and twenty) calendar days following the close of its fiscal year, the annual financial statements (balance sheets, income statement, cash flow) audited and certified by the firm of public accountants accepted by Ixe Banco, jointly with a letter signed by the General Manager and the person responsible for the financial division or the person who holds a similar position which certifies that none of the events of default has taken place and, otherwise, which specifies its nature and, if applicable, the measures taken and that will be taken to cure such event.

c) To give notice to Ixe Banco of any event that constitutes an event of default, or that may become an event of default throughout the course of time, within 15 (fifteen) calendar days after such event is known, jointly with a statement which describes the details of such event, as well as the measures taken and that will be taken to cure such event.

d) To give notice to Ixe Banco of the existence of (i) any claim, action, litigation, proceeding, remedy or arbitration brought with any administrative or judicial authority or arbitration board, either national or foreign, within the 15 (fifteen) calendar days after such circumstance is known, provided it adversely affects, or that it may be foreseen that it will adversely affect the businesses, operations and properties of Borrower in a significant manner, (ii) any labor dispute provided it adversely affects, or which may be foreseen that it will adversely affect the businesses, operations and properties of Borrower in a significant manner, and (iii) any other contingent liability or responsibility on account of Borrower that adversely affects, or which may be foreseen that it will adversely affect the businesses, operations and properties of Borrower in a significant manner.

e) To observe all laws, regulations, decrees, rules and orders of any nature that apply to it, including, without any limit whatsoever, the prompt payment of all taxes, assessments and duties imposed on Borrower and its properties.

f) To maintain in full force and effect the licenses, authorizations, concessions or registrations it may hold on the date when the Agreement is executed, and to obtain the licenses, authorizations, concessions or registrations that are subsequently required for the ordinary course of its businesses and to comply with its obligations pursuant to the Agreement.

g) To keep the accounting in accordance to the accounting principles generally accepted and applied in Mexico that adequately reflect its operations, properties and financial situation.

h) To keep all the assets required to operate in good conditions and to carry out all the repairs, replacements, additions and improvements as necessary.

i) To allow Ixe Banco to visit its offices and facilities, as well as to inspect the accounting records, and also to provide to Ixe Banco the clarifications it may reasonably request regarding the accounting records, provided they are requested with 15 calendar days in advance.

j) To maintain the same control of the shares throughout the life of this Agreement, except with the prior written consent from Ixe Banco.

k) To comply with its obligations to make payments derived from any credit taken out with Ixe Banco or any other financial entity.

l) To maintain itself as an ongoing business, without changing its corporate purpose and legal nature.

II. BORROWER'S NEGATIVE COVENANTS. During the life of the Agreement and until the Drawdowns, interest, fees and any other amount owed by Borrower pursuant to the Agreement are paid in full, Borrower agrees to comply with the following:

a) That it shall not to carry out acts that tend to its dissolution, liquidation, changing its corporate form, merging or spinning-off, nor to decrease its minimum capital stock without the prior written consent from Ixe Banco.

b) That it shall not sell or encumber the assets of the company outside the ordinary course of its operations, as long as the Agreement remains in force, without the prior written consent from Ixe Banco.

c) That it shall not pay dividends during the life of this Agreement without the prior written consent from Ixe Banco.

d) That it shall not take out financial liabilities without the prior written consent from Ixe Banco.

The parties hereto sign Exhibit "3" to the Agreement to acknowledge their acceptance, and agreed to the terms and conditions contained herein on April the 13th of 2005.

BORROWER:                                 IXE BANCO:

Maxcom Telecomunicaciones, S.A. de C.V.   Ixe Banco, S.A., Institucion de Banca
                                          Multiple,
                                          Ixe Grupo Financiero.

   (Two illegible signatures)                      (Blank)
-----------------------------------       ------------------------
Represented by Messrs.                    Represented by:
Gonzalo Alarcon Iturbide and              Patricia Ferro Bertolo and
Jorge Lopez Aguado Jimeno.                Armando Jorge Rivero Laing.

Certificate Number:

In Mexico City, Federal District, on the thirteenth day of the month of April of the year two thousand and five, I, Maria Esther Garcia Alvarez, head of the Office of Commercial Notary Public number Four for the Federal District, do certify:

That Messrs. Patricia Ferro Bertolo and Armando Jorge Rivero Laing appeared on this date and before me under their capacities as legal representatives of "Ixe Banco", Sociedad Anonima, Institucion de Banca Multiple, Ixe Grupo Financiero; as well as Messrs. Gonzalo Alarcon Iturbide and Jorge Lopez Aguado Jimeno under their capacities as legal representatives of MAXCOM TELECOMUNICACIONES, SOCIEDAD ANONIMA DE CAPITAL VARIABLE, who appear respectively as "Ixe Banco" and "Borrower" regarding the Unsecured Credit Agreement Number 05cs24 that precedes this instrument, in order to ratify each and every one of the provisions thereto, and who state that the insertions made truly express their wills, and that the signatures that appear therein are authentic since they are of their own hands, and that these signatures are the same signatures they use in all their acts and businesses; that they render this statement under oath and who, in witness whereof, sign this certificate in my presence and in a joint manner.

BORROWER:                                 IXE BANCO:

Maxcom Telecomunicaciones, S.A. de C.V.   Ixe Banco, S.A., Institucion de Banca
                                          Multiple,
                                          Ixe Grupo Financiero.

  (Two illegible signatures)                      (Blank)
-------------------------------           ------------------------
Represented by Messrs.                    Represented by:
Gonzalo Alarcon Iturbide and              Patricia Ferro Bertolo and
Jorge Lopez Aguado Jimeno.                Armando Jorge Rivero Laing.

                                 PROMISSORY NOTE

SUBSCRIBER:  MAXCOM TELECOMUNICACIONES, S.A. DE C.V.     AMOUNT:                       $100,000,000.00

DOMICILE:    GUILLERMO GONZALEZ CAMARENA NO. 2000,       FEDERAL TAXPAYERS' REGISTRY:  MTE-960228-KL0.
             COL. CENTRO, CIUDAD SANTA FE,
             C.P. 01210, MEXICO CITY, FEDERAL DISTRICT.

PURSUANT TO THIS PROMISSORY NOTE, WE AGREE AND BIND OURSELVES TO UNCONDITIONALLY PAY, AT THE ORDER OF IXE BANCO, SOCIEDAD ANONIMA, INSTITUCION DE BANCA MULTIPLE, IXE GRUPO FINANCIERO (THE "BENEFICIARY"), THE AMOUNT OF $100,000,000.00 (ONE HUNDRED MILLION PESOS 00/100 MEXICAN CURRENCY) WITHIN THE TERM THAT SHALL MATURE ON APRIL THE 30TH OF THE YEAR 2007, BY MEANS OF 24 MONTHLY AND SUCCESSIVE AMORTIZATIONS, PURSUANT TO THE FOLLOWING SCHEDULE OF AMORTIZATION:

      PAYMENT DATE:               AMOUNT TO BE PAID.
1.-   May the 31st of 2005        $4,166,666.67
2.-   June the 30th of 2005       $4,166,666.67
3.-   July the 31st of 2005       $4,166,666.67
4.-   August the 31st of 2005     $4,166,666.67
5.-   September the 30th of 2005  $4,166,666.67
6.-   October the 31st of 2005    $4,166,666.67
7.-   November the 30th of 2005   $4,166,666.67
8.-   December the 31st of 2005   $4,166,666.67
9.-   January the 31st of 2006    $4,166,666.67
10.-  February the 28th of 2006   $4,166,666.67
11.-  March the 31st of 2006      $4,166,666.67
12.-  April the 30th of 2006      $4,166,666.67
13.-  May the 31st of 2006        $4,166,666.67
14.-  June the 30th of 2006       $4,166,666.67
15.-  July the 31st of 2006       $4,166,666.67
16.-  August the 31st of 2006     $4,166,666.67
17.-  September the 30th of 2006  $4,166,666.67
18.-  October the 31st of 2006    $4,166,666.67
19.-  November the 30th of 2006   $4,166,666.67
20.-  December the 31st of 2006   $4,166,666.67
21.-  January the 31st of 2007    $4,166,666.67
22.-  February the 28th of 2007   $4,166,666.67
23.-  March the 31st of 2007      $4,166,666.67
24.-  April the 30th of 2007      $4,166,666.59

"SUBSCRIBER" BINDS TO PAY TO "BENEFICIARY", WITHOUT THE NEED OF A PRIOR REQUEST, AT THE OFFICES OF THE BENEFICIARY LOCATED IN PERIFERICO SUR NUMBER 314, COLONIA SAN ANGEL TLACOPAC, DEL. ALVARO OBREGON, MEXICO CITY, FEDERAL DISTRICT, A DAILY INTEREST ON THE UNPAID BALANCES, PAYABLE ON A MONTHLY BASIS ON THE LAST DAY OF EACH MONTH (INTEREST PERIOD), ACCRUING AS OF THE DATE WHEN THIS INSTRUMENT IS EXECUTED, TO THE RATE THAT RESULTS FROM ADDING 3.0 (THREE POINTS) TO THE EQUILIBRIUM INTERBANK INTEREST RATE (E.I.I.R.) TO RECEIVE DEPOSITS, AS INFORMED BY THE BANK OF MEXICO THROUGH THE DAILY GAZETTE OF THE FEDERATION, TAKING AS REFERENCE THE RATE IN FORCE ON THE DATE WHEN EACH INTEREST PERIOD BEGINS.

IN CASE THAT, DUE FOR ANY REASON, THE EQUILIBRIUM INTERBANK INTEREST RATE (EIIR.) IS CEASED TO BE PUBLISHED IN ORDER TO ESTIMATE THE AFOREMENTIONED INTEREST, THE RATE THAT SUBSTITUTES SUCH RATE SHALL BE APPLIED AND, IF NO SUCH RATE EXISTS, THEN IT SHALL BE APPLIED RETURN RATE PAID BY THE FEDERAL TREASURY CERTIFICATES ("CETES") FOR A 28 DAY TERM OFFERED IN A PUBLIC OFFERING BY THE BANK OF MEXICO IN THE OFFICIAL GAZETTE OF THE FEDERATION AND INFORMED AT THE BEGINNING OF EACH INTEREST PERIOD. THE ANNUAL RATE SHALL CORRESPOND TO THE INTEREST OR GROSS RETURN OFFERED HEREUNDER.

THE RATE MAY BE REVIEWED AND ADJUSTED PURSUANT TO THE VARIATIONS THAT THE ABOVEMENTIONED RATE MAY EXPERIENCE.

IN CASE OF DEFAULT, THE INTEREST RATE SHALL BE THE RATE THAT RESULTS BY MULTIPLYING THE ORDINARY INTEREST RATE BY 2 (TWO), TAKING AS REFERENCE THE RATE THAT IS GREATER BETWEEN THE RATE IN FORCE ON THE DATE WHEN THE DEFAULT TAKES PLACE, AND THE RATE IN FORCE ON THE DATE WHEN THE PERTINENT PAYMENT IS MADE.

THE LACK OF PROMPT PAYMENT OF ANY INSTALLMENT OF INTEREST OR CAPITAL SHALL GIVE RISE TO THE ACCELERATION OF THIS NEGOTIABLE INSTRUMENT, AND THUS THE BENEFICIARY MAY IMMEDIATELY DEMAND THE FULL BALANCE OWED PLUS THE ANCILLARY CHARGES.

THIS PROMISSORY NOTE IS DERIVED FROM UNSECURED CREDIT AGREEMENT NUMBER 05CS24, EXECUTED ON APRIL THE 13TH OF 2005, AND RATIFIED WITH MARIA ESTHER GARCIA ALVAREZ, COMMERCIAL NOTARY PUBLIC NUMBER 4 FOR THE FEDERAL DISTRICT, AND ITS CONSTRUCTION AND ENFORCEMENT SHALL BE SUBJECT TO THE LAWS AND TO COURTS WITH COMPETENT JURISDICTION OF MEXICO CITY, FEDERAL DISTRICT; THE PARTIES EXPRESSLY WAIVE ANY JURISDICTION THAT MAY CORRESPOND TO THEM PURSUANT TO LAW DUE TO THEIR TERRITORIAL JURISDICTION.

        MEXICO, FEDERAL DISTRICT, ______________________________________________

                                   SUBSCRIBER
                     MAXCOM TELECOMUNICACIONES, S.A. DE C.V.

                           (Two illegible signatures)
                    ----------------------------------------
                                 REPRESENTED BY:

                                 DRAWDOWN NOTICE

                  Mexico City, Federal District, on _____________ of _____________ of 2005.

IXE BANCO, S.A. INSTITUCION DE BANCA MULTIPLE
IXE GRUPO FINANCIERO

DEAR SIRS:

Pursuant to the terms of the Fourth Clause of Unsecured Credit Agreement Number 05cs24, executed on April the 13th of 2005 by and between the undersigned Maxcom Telecomunicaciones, S.A. de C.V. and Ixe Banco, S.A., Institucion de Banca Multiple, Ixe Grupo Financiero (hereinafter the "Credit Agreement"), I hereby inform you of my desire to withdraw the amount of $100,000,000.00 (One Hundred Million Pesos 00/100 Mexican currency), charged to the Amount of Credit. Therefore, pursuant to such Credit Agreement, I hereby instruct Ixe Banco to deposit such amount in checking account number 1154961-0, which I carry in that Institution.

The amount of the Amount of Credit I hereby instruct to be deposited in the aforesaid checking account shall be allocated to the Extension of Coverage.

The Surcharge and the Terms of Payment of this drawdown shall be made as follows:

SURCHARGE: 3.0 (Three Points in Percentage Terms)
TERMS OF PAYMENT: Pursuant to the following payment schedule:

1.-   May the 31st of 2005         $4,166,666.67
2.-   June the 30th of 2005        $4,166,666.67
3.-   July the 31st of 2005        $4,166,666.67
4.-   August the 31st of 2005      $4,166,666.67
5.-   September the 30th of 2005   $4,166,666.67
6.-   October the 31st of 2005     $4,166,666.67
7.-   November the 30th of 2005    $4,166,666.67
8.-   December the 31st of 2005    $4,166,666.67
9.-   January the 31st of 2006     $4,166,666.67
10.-  February the 28th of 2006    $4,166,666.67
11.-  March the 31st of 2006       $4,166,666.67
12.-  April the 30th of 2006       $4,166,666.67
13.-  May the 31st of 2006         $4,166,666.67
14.-  June the 30th of 2006        $4,166,666.67
15.-  July the 31st of 2006        $4,166,666.67
16.-  August the 31st of 2006      $4,166,666.67
17.-  September the 30th of 2006   $4,166,666.67
18.-  October the 31st of 2006     $4,166,666.67
19.-  November the 30th of 2006    $4,166,666.67
20.-  December the 31st of 2006    $4,166,666.67
21.-  January the 31st of 2007     $4,166,666.67
22.-  February the 28th of 2007    $4,166,666.67
23.-  March the 31st of 2007       $4,166,666.67
24.-  April the 30th of 2007       $4,166,666.59

The reception of this notice, jointly with the deposit made by Ixe Banco of the amount put at the disposition in the aforesaid checking account, shall represent conclusive evidence of the drawdown of funds under the Credit Agreement, and the terms and conditions of the Credit Agreement shall apply to the credit drawdown requested herein.

                                  Respectfully,

                                    BORROWER:
                     Maxcom Telecomunicaciones, S.A. de C.V.

                           (Two illegible signatures)
           -----------------------------------------------------------
           By: Gonzalo Alarcon Iturbide and Jorge Lopez Aguado Jimeno.